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Exhibit 99.1

Contact Alvin Dan, Investor Relations 703/526-5033

FOR IMMEDIATE RELEASE

MILLS CORP. REPORTS 8% INCREASE IN FFO PER SHARE FOR FOURTH QUARTER 2002

Arlington, VA, February 21, 2003—The Mills Corporation (NYSE: MLS), owner and operator of super-regional, retail and entertainment oriented malls, announced today financial results and operating information for the fourth quarter of 2002 and the twelve months ended December 31, 2002.

Financial Results

For the quarter ended December 31, 2002, Funds from Operations (FFO)—a standard measure of operating performance for REIT's—increased 36% to $52.8 million from $38.8 million for the same period in 2001. On a diluted per share basis, FFO increased 8% to $0.93 per diluted share for the quarter ended December 31, 2002 from $0.86 per diluted share for the quarter ended December 31, 2001. FFO for the twelve months ended December 31, 2002, increased 37% to $166.5 million from $121.5 million for the same period in 2001. FFO per diluted share for the twelve months ended December 31, 2002 increased 7% to $3.14 per diluted share from $2.93 per diluted share for the twelve months ended December 31, 2001.

Net income allocable to common shareholders for the quarter ended December 31, 2002 was $21.4 million or $0.54 per diluted share as compared to net income allocable to common shareholders of $12.5 million or $0.45 per diluted share for the quarter ended December 31, 2001. Net income allocable to common shareholders for the twelve months ended December 31, 2002 was $59.9 million or $1.66 per diluted share as compared to $21.2 million or $0.84 per diluted share for the twelve months ended December 31, 2001.

Additionally, the Company will restate its second and third quarter cumulative 2002 results to recognize foreign currency exchange gains that were previously not recorded. The restatement will result in an increase in the second quarter of 2002 income before minority interest of $6.6 million as well as an increase in the third quarter for the cumulative impact. The Company excludes these gains/(losses) from FFO. The restatement will be disclosed in the Company's December 31, 2002 Form 10-K and in prospective 10-Q's for 2003. The nature of the foreign currency exchange gains and the impact of the restatement on net income and earnings per share and the reasons for the restatement are further discussed in the accompanying schedules.

Operating Highlights

Operating highlights for our projects, excluding Riverside Square except where noted, were as follows:

  •
  Total reported gross tenant sales for the twelve months ended December 31, 2002 increased approximately 5.3% to $4.2 billion as compared to $4.0 billion for the twelve months ended December 31, 2001.

  •
  Comparable specialty tenant reported space sales for the portfolio decreased approximately 2.5% for the year.
  •
  Comparable anchor tenant reported sales for the portfolio were flat for the year.
  •
  Gross specialty tenant reported sales per square foot for the portfolio for the twelve months ended December 31, 2002 was flat versus the previous year at $326.
  •
  Comparable center net operating income increased approximately 1% for the twelve months ended December 31, 2002 as compared to the same period in 2001.
  •
  The average initial base rent for specialty store leases opened during the twelve months of 2002 was $28.32 or 12% over rents for tenants who closed or whose leases expired during the period.
  •
  Total portfolio occupancy was 93.8% at December 31, 2002 (excluding Riverside Square, total portfolio occupancy was 93.7%) versus 93.4% at December 31, 2001.

Ken Parent, Chief Operating Officer states, "During the last twelve months, we closed on approximately $1.1 billion in acquisitions including certain joint venture interests and five mall properties from Cadillac Fairview; successfully opened in November what is destined to be one of our best projects, Colorado Mills; secured approximately $2 billion of new capital for the Company, including $600 million in public equity and over $1.4 billion in debt (including refinancings); and fortified our management team, creating the most formidable group in the industry."

"Our core portfolio continues to deliver solid results, despite a challenging economic climate. Retailer interest in our projects remains high, as evidenced by strong leasing spreads and land sales, steady occupancy increases, and leasing at our new projects. We continue to have a positive outlook for 2003."

The Mills Corporation is a self-managed real estate investment trust (REIT) based in Arlington, Va., that owns, develops, leases, manages and markets a portfolio of 20 retail and entertainment destinations totaling approximately 25 million square feet in 17 states. Currently, the company has five projects under construction and/or development in the United States and two internationally: Toronto, Canada and Madrid, Spain. The company's Internet address is www.millscorp.com.

Supplemental Materials

The Company's SEC Filings (Form 10-Q's & 10-K) and supplemental information packages (8-K) are available on the Company's website at www.millscorp.com or may be requested in e-mail or hard copy formats by contacting Alvin Dan, Investor Relations, The Mills Corporation, 1300 Wilson Blvd, Arlington, VA 22209 or via e-mail at Alvin.Dan@millscorp.com. The fourth quarter 2002 supplemental information package will be available on the Company's website at 8:30 am on February 21, 2003.

The Company will provide an online simulcast of its fourth quarter 2002 conference call at www.millscorp.com. To listen to the live call, please go to the Company's website at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 11:00 a.m. ET Friday, February 21, 2003. An online replay will be available for approximately 90 days at www.millscorp.com.

Statements in this press release that are not historical may be deemed forward-looking statements within the meaning of the federal securities laws. Although The Mills Corporation believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The Mills Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.

Tables to Follow

THE MILLS CORPORATION
SUPPLEMENTAL FINANCIAL DATA
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
Statements of Operations Data:
Revenues:
Minimum rent	$37,180	$27,587	$125,122	$106,196
Percentage rent	1,809	1,240	2,267	1,518
Recoveries from tenants	18,884	13,898	58,123	50,975
Other property revenue	5,733	5,369	15,748	15,211
Management fee income from unconsolidated joint ventures	2,311	3,222	10,925	10,436
Other fee income from unconsolidated joint ventures	4,348	625	8,856	8,097

Total operating revenues	70,265	51,941	221,041	192,433

Expenses:
Recoverable from tenants	18,148	11,791	52,562	43,065
Other operating	2,113	2,104	6,281	5,684
General and administrative	8,117	7,716	17,736	17,352
Depreciation and amortization	16,311	9,598	49,550	37,820

Total operating expenses	44,689	31,209	126,129	103,921

	25,576	20,732	94,912	88,512
Other income and expenses:
Equity in earnings of unconsolidated joint ventures before extraordinary items	16,265	7,562	30,522	12,525
Interest income	1,809	998	7,440	4,048
Interest expense, net	(13,398)	(13,094)	(52,168)	(57,737)
Other income (expense)	(2,234)	(2,338)	(653)	(2,307)
Foreign currency exchange gains, net	4,983	—	11,582	—

Income before gain on sale of interest in FoodBrand LLC, extraordinary items, and minority interest:	33,001	13,860	91,635	45,041
Gain on sale of interest in FoodBrand LLC	—	6,420	—	6,420

Income before extraordinary items and minority interest:	33,001	20,280	91,635	51,461
Extraordinary losses on debt extinguishment	—	—	(1,260)	(16,624)
Equity in extraordinary losses on debt extinguishment of unconsolidated joint ventures	(13)	—	(13)	(127)

Income before minority interest:	32,988	20,280	90,362	34,710
Minority interest	(9,054)	(7,776)	(27,887)	(13,468)

Net income	23,934	12,504	62,475	21,242
Series B and C Preferred Stock Dividends	(2,555)	—	(2,555)	—

Net income allocable to common shareholders	$21,379	$12,504	$59,920	$21,242

Earnings per Common Share — Basic:
Income per common share before extraordinary items	$0.55	$0.46	$1.71	$1.25
Extraordinary losses on debt extinguishment	—	—	(0.03)	(0.40)

Net income per common share	$0.55	$0.46	$1.68	$0.85

Earnings per Common Share — Diluted:
Income per common share before extraordinary item	$0.54	$0.45	$1.68	$1.24
Extraordinary losses on debt extinguishment	—	—	(0.02)	(0.40)

Net income per common share	$0.54	$0.45	$1.66	$0.84

THE MILLS CORPORATION
SUPPLEMENTAL FINANCIAL DATA (Continued)
(Dollars in thousands except ratio and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2002	2001	2002	2001
Funds from operations*:
Income before extraordinary items and minority interest	$33,001	$20,280	$91,635	$51,461
Adjustments:
Add: Depreciation and amortization of real estate assets	15,394	8,796	46,071	34,532
Real estate depreciation and amortization of unconsolidated joint ventures	11,949	9,772	42,930	35,479
Less: Foreign currency exchange gains, net	(4,983)	—	(11,582)	—

Funds from operations	55,361	38,848	169,054	121,472
Less: Series B and C Preferred Stock Dividends	(2,555)	—	(2,555)	—

Funds from operations allocable to common shareholders	$52,806	$38,848	$166,499	$121,472

Funds from operations per share
Basic	$0.95	$0.87	$3.19	$2.96

Dilutive	$0.93	$0.86	$3.14	$2.93

Common Shares and Units Outstanding:
Basic:
Weighted average common shares	39,257	27,896	35,491	25,042
Weighted average common shares and units	55,719	44,474	52,118	41,059
Diluted:
Weighted average common shares	40,132	28,396	36,355	25,491
Weighed average common shares and units	56,594	44,974	52,982	41,508

(*) The Company generally considers Fund From Operations ("FFO") a widely used financial measure among equity REITs to be an appropriate measure which may provide a relevant basis for comparison among REITs. FFO, as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), means income (loss) before minority interests (determined in accordance with accounting principles generally accepted in the United States ("GAAP"), excluding gains (losses) from debt restructuring, excluding gains (losses) from sales of depreciated property, plus real estate related depreciation and amortization after adjustments for unconsolidated partnerships and joint ventures. The Company has also excluded foreign currency exchange gains/(losses) from FFO. FFO is presented to assist investors in analyzing the performance of the Company. The Company's method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO (i) does not represent cash flow from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs and liquidity, including its ability to make distributions, and (iii) should not be considered as an alternative to net income (determined in accordance with GAAP) for purpose of evaluating the Company's operating performance.

THE MILLS CORPORATION
RESTATED SECOND AND THIRD QUARTER 2002 FINANCIAL DATA
(In thousands, except per share data)

	Restated Summary Net Income*:
	Three Months Ended June 30, 2002	Six Months Ended June 30, 2002	Three Months Ended September 30, 2002	Nine Months Ended September 30, 2002
Net income (as previously reported)	$11,504	$21,401	$12,797	$34,198
Foreign currency exchange gains, net	6,599	6,599	—	6,599
Minority interest in foreign currency exchange gains, net	(2,256)	(2,256)	—	(2,256)

Net income, restated	$15,847	$25,744	$12,797	$38,541

Common shares outstanding:
Basic	34,955	31,877	38,425	34,112
Dilutive	35,823	32,742	39,278	34,973
Net income per share (as previously reported):
Basic	$0.33	$0.67	$0.33	$1.00
Dilutive	$0.32	$0.66	$0.33	$0.98
Net income per share, restated:
Basic	$0.46	$0.80	$0.33	$1.13
Dilutive	$0.45	$0.79	$0.33	$1.11

(*) Prior to the fourth quarter of 2002, the Company accounted for its investments and advances in foreign operations in U.S. dollars. In early 2003, the Company determined that the appropriate accounting is to denominate investments and advances in the foreign currency in which the investee operates. In addition, the Company corrected the functional currency for its investees to the local foreign currency. This will result in the restatement of operating results for foreign currency exchange gains totaling $6.6 million before minority interest in the second quarter and the cumulative results for the third quarter of 2002. This gain primarily resulted from the Company's Euro-denominated investments and advances strengthening against the dollar. There was no material impact on the operating results for any other periods.

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  Exhibit 99.1
THE MILLS CORPORATION SUPPLEMENTAL FINANCIAL DATA (In thousands, except per share data)
THE MILLS CORPORATION RESTATED SECOND AND THIRD QUARTER 2002 FINANCIAL DATA (In thousands, except per share data)